STAAR SURGICAL PROVIDES OUTLOOK ON THIRD QUARTER 2011
REVENUE AND CASH

~Company Provides Information on Q3 Conference Call and Live Video Webcast
 From the STAAR Booth at the AAO Meeting~

~Total Revenue Expected to Exceed $15 Million~
~Visian® ICL Revenue Estimated to Increase Over 30%~
~ $2.5 Million in Cash from Operations as Gross Margins Continue to Expand~
~Cash at $16.9 Million~

MONROVIA, CA — October 20, 2011 —STAAR Surgical Company (NASDAQ: STAA) today provided an outlook on its financial results for the third quarter ended September 30, 2011. The Company is providing this information prior to the issuance of final results on Monday, October 24, 2011 in order to facilitate communications with its sales team, investors and other attendees of the American Association of Ophthalmology (AAO) Annual Meeting which begins tomorrow and continues through Tuesday in Orlando, FL.  All preliminary financial information is unaudited and the normal review by the Company’s outside auditors is not yet completed.

Revenue for the third quarter is expected to be $15.3 million, which is 16% higher than the revenue generated in the third quarter of 2010.  The growth was driven by a 31% increase in Visian ICL sales.  Gross margin percentage continued to expand from both the prior year and prior quarter as a result of increased ICL mix and improved margins in both ICLs and IOLs.  The Company estimates that it generated approximately $2.5 million in cash from operations during the third quarter and will end the quarter with approximately $16.9 million in cash on its balance sheet, which is a record high for the Company.

“The 16% revenue growth fueled by a 31% increase in Visian ICL sales marks another terrific result from the execution of our strategy to focus on high margin Visian ICL products,” said Barry G. Caldwell, President and CEO.  “With the expanded range of treatments available with our V4b ICL launched in European markets, we can now effectively compete for all LASIK procedures as we saw with the overall continued strong acceptance and momentum of ICLs during the third quarter.  In October we began shipments of the next generation V4c with new CentraFLOW™ technology utilizing the KS-AquaPORT™ in Europe and other select countries.  This technology enhancement makes the ICL procedure a one-step process, making the ICL even more competitive to the LASIK procedure.  Based upon all of the above, we have labeled the Visian ICL as the fastest growing refractive technology on our booth at the AAO meeting.”

“Our cash position continues to improve as we increase our cash generation from operations, which is now at its highest level in our 25 year history.  Improved cash generation from operations illustrates continued improvements to our effective financial systems and controls,”
continued Mr. Caldwell.

The Company is expected to report strong operating income growth compared to prior year results when it issues final results after market close on Monday.  The Company also expects to see net income for the quarter adversely impacted by exchange rates of the dollar against the weak euro and Swiss franc, as well as a fair value adjustment of outstanding warrants based on the increased price of the Company’s stock during the third quarter.

Conference Call and Video Webcast

STAAR Surgical will release its financial results for the third quarter ended September 30, 2011 on Monday, October 24, 2011 after the market close. The Company will host a conference call and live video webcast on Monday, October 24, 2011 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the Company’s third quarter results and recent corporate developments. The call will be broadcast live from the floor of the AAO Conference and will also feature a roundtable discussion with two leading ophthalmologists, who will discuss their experiences with the new Visian V4c with CentraFLOW technology utilizing the KS-AquaPORT™.  The ophthalmologists include Dr. Roberto Zaldivar, Scientific Director for the Zaldivar Institute in Mendoza, Argentina and Dr. Erik Mertens, Medical Director of the Medipolis Eye Centre in Belgium.  It is also anticipated that a patient of Dr. Mertens who had a Visian V4c implanted about forty five days ago will participate.  This discussion will be moderated by Hans Blickensdoerfer, President of STAAR Europe, Latin America and the Middle East.  A question and answer session will follow.

The dial-in number for the conference call is 877-941-9205 for domestic participants and 480-629-9835 for international participants.  In addition, to access the live video webcast of the call, just click the following link STAAR live-stream, or go to the Investor Information section of STAAR's website at www.staar.com.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will be available for seven days.  This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4478575#.    An archived webcast will also be available at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: projections of earnings, revenue, sales, profit margins, cash or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; prospects for increased sales as a result of CE Mark approval of new ICL designs; statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of the global recession on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the unknown long-term effect of recent disasters in Japan on business there, the challenge of managing our foreign subsidiaries; backlog as we ramp up production to meet rapidly growing demand for our products; the risk of unfavorable changes in currency exchange rate; the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive surgery market, and a general decline in the demand for refractive surgery particularly in the U.S., which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions.

All financial information for the third quarter is preliminary and may differ from final information, which we expect to report on October 24, 2011 and in our quarterly report on Form 10-Q.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. A lens used to replace the natural lens after cataract surgery is called an intraocular lens or "IOL." A lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or "ICL." Over 250,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 full time employees and markets lenses in approximately 50 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company's website at: http://www.staar.com/ or call 626-303-7902.

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